UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 29, 2015

THE MADISON SQUARE GARDEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-34434	No. 27-0624498
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Penn Plaza

New York, NY 10121

(Address of principal executive offices)

(212) 465-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of The Madison Square Garden Company (the “Company”) appointed David O’Connor as President and Chief Executive Officer of the Company effective July 15, 2015. Mr. O’Connor, age 57, has worked at Creative Artists Agency (CAA), an entertainment and sports agency, since 1983, and has served as a Partner and Managing Director of CAA since 1995.

In connection with Mr. O’Connor’s appointment as President and Chief Executive Officer, Mr. O’Connor and the Company entered into an employment agreement dated June 29, 2015. The term of the employment agreement will commence on July 15, 2015 (the “Effective Date”). The employment agreement provides for an annual base salary of not less than $2,000,000 and, commencing with the fiscal year beginning July 1, 2015, an annual target bonus equal to not less than 200% of Mr. O’Connor’s annual base salary. Mr. O’Connor will also participate in future long-term incentive programs that are made available to similarly situated executives of the Company, subject to Mr. O’Connor’s continued employment by the Company. Commencing with the fiscal year beginning July 1, 2015, and each fiscal year thereafter, it is expected that Mr. O’Connor will receive one or more long-term awards with an aggregate target value of not less than $9,000,000.

In connection with the execution of the employment agreement, Mr. O’Connor will receive a one-time grant of restricted stock units with an aggregate grant date value equal to $40,000,000, determined based on the average closing price of a share of the Company’s Class A Common Stock for the 20 trading days prior to, but not including, the Effective Date (the “Make-Whole Grant”). The Make-Whole Grant value will cliff vest on the third anniversary of the Effective Date subject to the achievement of performance metrics to be established by the Compensation Committee of the Board. Under the agreement, Mr. O’Connor will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If Mr. O’Connor’s employment with the Company is terminated prior to the third anniversary of the Effective Date (i) by the Company (other than for “Cause”), or (ii) by Mr. O’Connor for “Good Reason” (so long as “Cause” does not then exist), then, subject to Mr. O’Connor’s execution of a separation agreement with the Company, the Make-Whole Grant will vest and be delivered (or if the performance conditions applicable to the Make-Whole Grant have not been satisfied, the Make-Whole Grant will be delivered promptly after the performance conditions have been satisfied).

If Mr. O’Connor’s employment with the Company is terminated on or after the third anniversary of the Effective Date and on or prior to September 30, 2020 (the “Scheduled Expiration Date”) (i) by the Company (other than for “Cause”), or (ii) by Mr. O’Connor for “Good Reason” (so long as “Cause” does not then exist), then, subject to Mr. O’Connor’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. O’Connor’s annual base salary and annual target bonus; (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred; (c) each of Mr. O’Connor’s outstanding long-term cash awards will immediately vest in full and will be payable to Mr. O’Connor to the same extent that other similarly situated active executives receive payment; (d) all of the time-based restrictions on each of Mr. O’Connor’s outstanding restricted stock or restricted stock units granted to him under the plans of the Company will immediately be eliminated and will be payable or deliverable to Mr. O’Connor subject to satisfaction of any applicable performance criteria; and (e) each of Mr. O’Connor’s outstanding stock options and stock appreciation awards under the plans of the Company will immediately vest.

The employment agreement contains certain covenants by Mr. O’Connor including a noncompetition agreement that restricts Mr. O’Connor’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company on or prior to the Scheduled Expiration Date (or, if Mr. O’Connor remains continuously employed by the Company through the Scheduled Expiration Date, then until the Scheduled Expiration Date).

The description above is qualified in its entirety by reference to Mr. O’Connor’s Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated June 29, 2015, between the Company and David O’Connor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2015	THE MADISON SQUARE GARDEN COMPANY

	By:	/s/ Lawrence J. Burian
Name: Lawrence J. Burian
Title: Executive Vice President, General Counsel & Secretary